Exhibit 99.1

For Immediate Release

Contact:	Brendan Lahiff, Sr. Investor Relations Manager
Intersil Corporation
(408) 546-3399
investor@intersil.com

Intersil Completes its Acquisition of Techwell, Inc.

Milpitas, CA, April 27, 2010 – Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog and mixed signal semiconductors, announced today the closing on April 27, 2010 of its acquisition of Techwell, Inc. (NASDAQ Global Select: TWLL). The Company previously announced its proposed acquisition of Techwell on March 22, 2010.

Intersil issued debt of $300 million at a floating interest rate of approximately 5% to complete the transaction. The remainder of the purchase price was paid through corporate cash. Techwell now is an indirect, wholly-owned subsidiary of Intersil, and its common stock will cease to be traded on the NASDAQ Global Select Market.

Techwell designs and sells mixed signal video semiconductor solutions for the security surveillance and automotive infotainment markets, enabling the conversion and processing of analog video signals to digital form to facilitate the display, storage and transport of video content. Major applications include industrial DVRs, networked video recorders, multiplexers, as well as automotive front consoles, rearview mirrors and rear seat LCD displays.

“The Techwell acquisition brings Intersil unique capabilities that complement our industrial video market businesses,” said Dave Bell, Intersil’s President and Chief Executive Officer. “We look forward to Techwell’s mixed signal video products helping to significantly increase our overall industrial business, which will become our largest end market,” continued Mr. Bell.

The acquisition is expected to be accretive to Intersil’s 2010 earnings, excluding one-time costs and other acquisition-related charges. Intersil will update its financial guidance to include Techwell’s pro-rated contribution in the second quarter 2010 during its annual Investor & Analyst Day on May 14, 2010.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog and mixed signal semiconductors. The Company’s products address some of the industry’s fastest growing markets, such as flat panel displays, cell phones, notebooks and other handheld systems. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators, Zilker Labs Digital Power ICs and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; D2Audio products; video and high-performance operational amplifiers; high-speed data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site at www.intersil.com.

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